                                                                   EXHIBIT 10.33

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      This Amended and Restated Employment Agreement (this "Agreement") is made and entered into as of April 1, 2003, by and between Wallace D. Ruiz (the "Executive") and Novadigm, Inc., a Delaware corporation with a principal place of business at One International Blvd., Mahwah, New Jersey 07495 (the "Company").

                                    RECITALS

      A. The Executive and the Company wish to amend and restate in its entirety the Employment Agreement between the Executive and the Company dated as of April 1, 1997 (the "Original Employment Agreement").

      B. Certain capitalized terms used in this Agreement are defined in Section 8 below.

      In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of the Executive by the Company, the parties agree as follows:

            1. Duties and Scope of Employment.

                  (a) Position. Subject to the terms and conditions of this Agreement, the Company shall continue to employ the Executive in the position of Vice President, Finance/Chief Financial Officer/Treasurer, as such position was defined in terms of responsibilities as of the effective date of this Agreement; provided, however, that the Board of Directors of the Company (the "Board") shall have the right, at any time prior to the occurrence of a Change of Control, to revise such responsibilities, subject to the requirements of Section 5 below. The Executive shall continue to devote his full business efforts and time to the Company and its subsidiaries. The Executive shall comply with and be bound by the Company's operating policies, procedures and practices from time to time in effect during his employment. During the term of the Executive's employment with the Company, the Executive shall devote his full business time, skill and attention to his duties and responsibilities under this Agreement, and shall perform them faithfully, diligently and competently, and the Executive shall use his best efforts to further the business of the Company and its affiliated entities.

            2. Base Compensation. From the date of this Agreement through the end of the term of this Agreement, the Company shall pay the Executive as compensation for his services a base salary at the annualized rate of $225,000 (the "Annual Salary"), subject to any increases as the Board shall authorize from time to time in connection with an annual review. The Annual Salary shall be paid periodically in accordance with normal Company payroll. The Annual Salary together with agreed upon bonus (except as provided in Section 6 of this Agreement) and commission amounts, and any increases in such compensation that the Board of Directors may grant from time to time, is referred to in this Agreement as "Base Compensation."

            3. Executive Benefits. The Executive shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company applicable to other key executives of the Company, including (without limitation) retirement plans, savings or profit-sharing plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the applicable plan or program in question and to the determination of any committee administering such plan or program. In addition, the Executive shall continue to be entitled to receive any other benefits currently received by the Executive, such as automobile and mobile phone allowance benefits.

            4. Agreement Term. The initial term of this Agreement shall be two years from the date of this Agreement (the "Initial Term"). Thereafter, the term of this Agreement shall automatically be extended for successive one-year terms (each a "Renewal Term") unless written notice of intent to terminate by non-renewal is given by either party to the other at least 120 days prior to the expiration of the Initial Term or any Renewal Term. A termination of this Agreement as a result of such non-renewal shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits, including but not limited to any severance payments, on account of a termination of employment occurring prior to the effective date of a termination resulting from non-renewal of this Agreement. If the Executive continues to be employed by the Company following the timely termination of this Agreement the Executive shall nevertheless have no further rights arising out of this Agreement and shall be employed after completion of the term of this Agreement on an at-will basis.

            5. Severance Benefits.

                  (a) Involuntary or Constructive Termination in Connection With a Change of Control. Subject to Section 5(e) of this Agreement, if the Executive's employment terminates at any time during the period beginning thirty
(30) days before a proposed Change of Control and ending twelve (12) months after an actual Change of Control as a result of Involuntary or Constructive Termination other than for Cause, then (1) (A) if such termination occurs before the first anniversary of the date of this Agreement, the Executive shall be entitled to receive (i) severance pay in an amount equal to 200% of the Executive's Annual Salary multiplied by a fraction (x) the numerator of which is 730 minus the number of days elapsed from the date of this Agreement to such termination, and (y) the denominator of which is 730, plus (ii) any amounts earned by the Executive but not paid by the Company to the Executive with respect to any already completed fiscal quarter in the then current fiscal year ("Accrued Bonus"), plus (iii) an amount equal to the bonus (except as provided in Section 6 of this Agreement) the Executive would have earned had he been employed by the Company at the end of the fiscal quarter during which the Executive's employment terminates (such amount to be determined at the end of such fiscal quarter based on the Company's actual performance for such fiscal quarter and without regard to any Company practice of withholding payment of portions of quarterly bonuses pending completion of the fiscal year) multiplied by a fraction (x) the numerator of which is the number of completed days in that fiscal quarter prior to the termination of Executive's employment, and (y) the denominator of which is ninety (90) ("Current Bonus"), and (B) if such termination occurs on or after the first anniversary of the date of this Agreement the Executive shall be entitled to receive (i) severance pay in an amount equal to 100% of the Executive's Annual Salary for the year coinciding with the year of termination, plus (ii) any Accrued Bonus, plus (iii) any Current Bonus; (2) for a period of one year following such termination, or through such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue medical, dental, disability and life insurance benefits to the Executive and/or the Executive's family on a substantially equivalent basis to those which would have been provided in accordance with the medical, dental, disability and life insurance plans, programs, practices and policies if the Executive's employment had not been terminated; (3) the Executive shall be entitled to receive any portions of the Executive's Base Compensation, benefits, reimbursements for expenditures, and any other amounts earned by or owed to the Executive, or accrued but not paid by the Company prior to the termination of this Agreement (the "Accrued Obligations"); (4) except as otherwise provided in Section 5(e) of this Agreement, the Executive shall be entitled to any payments otherwise available in accordance with the Company's established employee plans and policies at the time of termination; and (5) in addition to any portion of the Executive's stock options that were exercisable immediately prior to such termination, all options held by the Executive shall accelerate and become exercisable in full.

                  (b) Voluntary Resignation; Termination For Cause. Notwithstanding any other provision of this Section 5, if the Executive voluntarily resigns from the Company (other than as an Involuntary or Constructive Termination described in subsections 5(a) or 5(d) hereof), or if the Company terminates the Executive's employment for Cause, then the Executive shall not be entitled to receive severance or other benefits except for (1) those (if any) as may then be established under the Company's then existing benefit plans at the time of such resignation or termination; and (2) any Accrued Obligations.

                  (c) Disability; Death. Notwithstanding any other provision of this Section 5, if the Company terminates the Executive's employment as a result of the Executive's Disability, or such Executive's employment is terminated due to the death of the Executive, then (1) the Executive or the Executive's estate, as the case may be, shall be entitled to receive severance pay in an amount equal to one-half (1/2) of the Executive's Base Compensation for the year coinciding with the year of termination, plus any Accrued Bonus, plus any Current Bonus; (2) in addition to any portion of the Executive's stock options that were exercisable immediately prior to such termination, all options held by the Executive and all options that would have vested if the Executive had remained continuously employed for a period of six (6) months following such termination (and if any of such options vest on an annual basis, the appropriate credit shall be given as if the vesting accrued monthly) shall accelerate and become exercisable , and such options shall remain exercisable for the period prescribed in Executive's stock option agreements; (3) for a period of six months following such termination, or through such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue medical, dental, disability and life insurance benefits to the Executive and/or the Executive's family on a substantially equivalent basis to those which would have been provided in accordance with the medical, dental, disability and life insurance plans, programs, practices and policies if the Executive's employment had not been terminated; (4) the Executive or the Executive's estate, as the case may be, shall be entitled to any Accrued Obligations; and (5) the Executive or the Executive's estate, as the case may be, shall be entitled to receive such other benefits (if any) as may then be established under the Company's then existing benefit plans at the time of such Disability or death.

                  (d) Involuntary or Constructive Termination Without Cause. Subject to Section 5(e) of this Agreement, if the Executive's employment terminates as a result of Involuntary or Constructive Termination other than for Cause, then (1) if such termination occurs before the first anniversary of the date of this Agreement, the Executive shall be entitled to receive (A) severance pay in an amount equal to 200% of the Executive's Annual Salary multiplied by a fraction (x) the numerator of which is 730 minus the number of days elapsed from the date of this Agreement to such termination, and (y) the denominator of which is 730, plus (B) any Accrued Bonus, plus (C) any Current Bonus; (2) if such termination occurs on or after the first anniversary of the date of this Agreement, the Executive shall be entitled to receive severance pay in an amount equal to 100% of the Executive's Annual Salary plus any Accrued Bonus plus the Current Bonus; (3) except as otherwise provided in Section 5(e) of this Agreement, the Executive shall be entitled to any payments otherwise available in accordance with the Company's established employee plans and policies at the time of termination; (4) for a period of one year following such termination, or through such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue medical, dental, disability and life insurance benefits to the Executive and/or the Executive's family on a substantially equivalent basis to those which would have been provided in accordance with the medical, dental, disability and life insurance plans, programs, practices and policies if the Executive's employment had not been terminated; and (5) the Executive shall be entitled to any Accrued Obligations.

                  (e) No Double Benefits. If both Section 5(a) and Section 5(d) of this Agreement are applicable in a particular instance, then the Executive will not be entitled to receive severance under both such sections and instead will be entitled to receive only the greater of the aggregate amount determined under Section 5(a), on the one hand, and the aggregate amount determined under
Section 5(d), on the other hand. If either Section 5(a) or Section 5(d) of this Agreement are applicable in a particular instance, then Executive shall not be entitled to receive severance benefits under the Company's existing "Severance Plan for Executives," as the same may be revised, supplemented or superseded.

                  (f) Time and Manner of Payment. Any severance payments to which the Executive is entitled pursuant to this Section 5, including but not limited to the Current Bonus and any Accrued Obligations, shall be paid in a lump sum within thirty (30) days of the Executive's termination.

            6. Retention Bonus. Immediately following the expiration of the Revocation Period (as defined in Section 11(k) of this Agreement), the Executive will receive a one-time retention bonus in the amount of $450,000 (the "Retention Bonus"). If the Executive voluntarily resigns from the Company (other than as an Involuntary or Constructive Termination described in subsections 5(a) or 5(d) hereof) before the second anniversary of the date of this Agreement then the Executive shall repay to the Company an amount equal to the amount of the Retention Bonus less any applicable taxes multiplied by a fraction the numerator of which is the number of days remaining between such resignation and the second anniversary of this Agreement and the denominator of which is 730 (the "Refundable Amount"). The Refundable Amount shall become due and payable within 30 days of the effective date of such resignation (the "Due Date") and any unpaid amounts shall bear interest from the Due Date at the prime rate, compounded annually. The Retention Bonus is separate from and shall not be included in the definitions of the terms "Base Compensation" or "Current Bonus."

            7. Reservation of Right to Terminate. The Company reserves the right to terminate the Executive's employment for any reason, whether or not for Cause. If the Executive's employment terminates for any reason, including, without limitation, any termination prior to a Change of Control, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than (1) as provided by this Agreement; (2) subject to Section 5(e) of this Agreement, as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination, and (3) as otherwise required by law.

            8. Definitions. The following terms referred to in this Agreement shall have the following meanings:

                  (a) Cause. "Cause" shall mean (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee and intended to result in substantial and unlawful personal enrichment of the Executive, (ii) any act by the Executive which constitutes gross dereliction of duty or an intentional refusal to perform the duties assigned to the Executive, (iii) committing a felony or an act of fraud against the Company or its affiliates, and (iv) acts by the Executive which constitute gross misconduct, are materially injurious to the Company, are demonstrably willful on the Executive's part, and which remain uncured after a reasonable amount of time after there has been delivered to the Executive a written demand of cessation of such acts from the Company which describes the basis for the Company's belief that the Executive engaged in or committed such acts. For purposes of this provision, no act shall be considered "willful" unless it is done by the Executive (i) deliberately and (ii) in bad faith or without reasonable belief that Executive's action was in the best interests of the Company. Any act based upon authority given pursuant to a resolution duly adopted by the Board of Directors or upon the instructions of the Chairman of the Board or President of the Company, or based upon the advice of counsel for the Company, shall be presumed conclusively to be done by the Executive in good faith and in the best interests of the Company. The burden shall be on the Company to prove the existence of Cause in the event of a dispute between the Company and the Executive regarding whether the Executive's employment has been terminated for Cause.

                  (b) Change of Control. "Change of Control" shall mean the occurrence of any of the following events:

                        (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

                        (ii) A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

                        (iii) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

                  (c) Involuntary or Constructive Termination. "Involuntary or Constructive Termination" shall mean (i) without the Executive's express written consent, the assignment to the Executive of any duties inconsistent with the Executive's position with the Company and responsibilities in effect immediately prior to such assignment; (ii) without the Executive's express written consent, the removal of the Executive from the Executive's position as Vice President, Finance/Chief Financial Officer/Treasurer of the Company; (iii) without the Executive's express written consent, the reduction of the Executive's duties with respect to the financial, accounting and treasury functions of the Company (the "CFO Functions"); (iv) the reduction of the Executive's duties with respect to functions other than the CFO Functions; provided, however, that if there are valid business reasons for requesting such a reduction of the Executive's duties, the Company shall have the right to request Executive's express written consent, and such consent shall not be unreasonably delayed or withheld by the Executive; (v) without the Executive's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites available to the Executive immediately prior to such reduction; (vi) a reduction by the Company in the Base Compensation of the Executive as in effect immediately prior to such reduction; (vii) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive's overall benefits package is significantly reduced; (viii) without the Executive's express written consent, any relocation of the Executive's job or office more than 40 miles from the Executive's then current job or office; (ix) any termination of the Executive's employment by the Company other than for Cause or as a result of the Executive's death or Disability, or any purported termination for which the grounds relied upon are not valid; (x) any breach by the Company of its obligations under this Agreement, including but not limited to any failure to timely pay salary or benefits; or (xi) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in
Section 9 below.

                  (d) Disability. "Disability" shall mean that the Executive has been unable to perform his duties under this Agreement as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Executive's employment. In the event that the Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

            9. Successors.

                  (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

                  (b) Executive's Successors. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

            10. Notice.

                  (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing, with a copy by first class mail and facsimile to Lawrence M. Rolnick, Esq., Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068, facsimile: 973.597.2400. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

                  (b) Notice of Termination. Any termination by the Company whether for Cause or without Cause or by the Executive as a result of an Involuntary or Constructive Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 10(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by the Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary or Constructive Termination shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

            11. Miscellaneous Provisions.

                  (a) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

                  (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

                  (c) Entire Agreement. This Agreement constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings among the parties with respect thereto, including, without limitation, the Original Employment Agreement. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by each party hereto.

                  (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey.

                  (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

                  (f) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Bergen County, New Jersey in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Punitive damages shall not be awarded.

                  (g) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (g) shall be void.

                  (h) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

                  (i) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term "Company" when used in a section of this Agreement shall mean the corporation that actually employs the Executive.

                  (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. Facsimile signatures are sufficient for purposes of consummating and completing this Agreement.

                  (k) Revocation Period. Executive has seven (7) days from the date of execution of this Agreement (the "Revocation Period") in which to revoke the execution of this Agreement by notifying the Company thereof in writing. This Agreement will not be effective prior to expiration of the Revocation Period, and this Agreement and the rights, duties and obligations of the parties hereto shall become final and binding immediately following the expiration of the Revocation Period if Executive has not properly exercised such right of revocation prior to the expiration of the Revocation Period. If Executive revokes the execution of this Agreement within the Revocation Period then this Agreement shall be immediately terminated and of no further force or effect, and the parties shall be returned to their original positions as if this Agreement had not been entered into. This Agreement will be immediately terminated and of no further force or effect, and the parties shall be returned to their original positions as if this Agreement had not been entered into, if Executive elects to exercise his right of revocation pursuant to Section 16 of the Settlement Agreement dated as of May 16, 2003 between Executive and the Company.

      IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.


COMPANY:                                   NOVADIGM, INC.

                                           By: /s/ Albion J. Fitzgerald
                                              --------------------------------
                                                Albion J. Fitzgerald
                                                Chief Executive Officer


EXECUTIVE:                                     /s/ Wallace D. Ruiz
                                              --------------------------------
                                                Wallace D. Ruiz